                                                           Exhibit 23.1




                        Independent Auditors' Consent




The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 5, 2003, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 28, 2002 and December 29, 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the fiscal years ended December 28, 2002, December 29, 2001, and December 30, 2000, and all related schedules, which reports appear in the December 28, 2002 annual report on Form 10-K of Landstar System, Inc.


/s/ KPMG LLP



Jacksonville, Florida
March 11, 2003

















                                       73